SBIB World class banking. Deep Texas roots. ® August 10, 2009 Houston Dallas Fort Worth San Antonio Investor Presentation Proposed Acquisition of Texas Branches Exhibit 99.1

SBIB
Forward-looking Statements
xcept for historical information contained herein, this presentation contains “forward-
looking statements” within the meaning of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this presentation was prepared.
The Company does not assume any obligation to update the forward-looking statements.
These statements provide our expectations but are not guarantees of future performance.
There are several factors, many beyond our control that could cause our results to differ significantly from expectations including the timing and amount of revenues that may be recognized by the Company; continuation of current revenue and expense trends (including trends affecting charge-offs); our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; unforeseen changes in the
Company’s markets; effects of changes in interest rates on our net interest margin;
changes in federal and state regulations and laws; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance of credit losses; our ability to maintain or improve loan quality levels and origination volumes and competitive influences over product pricing.  Additional factors that could cause actual results or conditions to differ significantly from these forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and
Exchange Commission’s web site (www.sec.gov).
E

SBIB
Strategic Fit
Low cost deposit franchise
Metropolitan market strategy
Focus on small to medium-size businesses
Significant presence in Sterling’s two largest markets Houston and
Dallas
Loan to deposit ratio further improves Sterling’s liquidity and core funding position
Primarily core deposits
Relationship based lending

SBIB
Transaction Summary
Approximately $500 million in deposits to be acquired (~50% in Houston and ~50% in Dallas)
6% deposit premium
19 branches to be acquired (11 in Houston metro area and 8 in Dallas metro area)
Approximately $230 million in performing business and consumer loans to be acquired
Sterling expects to record a small fair value discount on acquired loans to be determined at closing
Expected to close in the 4
th
quarter of 2009, subject to regulatory approval
and customary closing conditions
Anticipated one-time acquisition related charge in the 4
th
quarter of $2
million to $3 million
Acquisition expected to be accretive immediately in 2010

Page 5 SBIB Houston Area Branch Map Branches (Blue) Branches (Red)

Page 6 SBIB Dallas Area Branch Map Branches (Blue) Branches (Red)

SBIB World class banking. Deep Texas roots. ® August 10, 2009 Houston Dallas Fort Worth San Antonio Investor Presentation Proposed Acquisition of Texas Branches